Exhibit 1.1

TENARIS S.A.

Société anonyme holding

Registered Office :

46a, avenue John Kennedy

L-1855 Luxembourg

R.C.S. Luxembourg B 85203

UPDATED & CONSOLIDATED ARTICLES OF ASSOCIATION

COMPRISING THE AMENDMENTS EFFECTED

BY THE DEED ENACTED ON May 25, 2005

Title 1. Name and Legal Structure, Corporate Object,

Registered Office, Duration

Article 1. Name and Legal Structure. TENARIS S.A. is a société anonyme holding governed by these Articles of Association and by the laws and regulations of the Grand Duchy of Luxembourg governing business corporations and holding companies, and more specifically by the laws of August 10, 1915 and July 31, 1929 such as those laws were amended by subsequent laws and regulations.

Article 2. Corporate Object. The object of the Company is the business directly or indirectly related to the taking of interests, in any form whatsoever, in Luxembourg or foreign corporations or other business entities, the administration, management, control and development thereof.

The Company may use its resources to organize, manage, enhance in value and liquidate a portfolio consisting of any kind of securities, patents and pertaining licenses, to participate in the organization, development and control of any business entity to acquire by way of capital contribution, subscription, underwriting, option, purchase or in any manner whatsoever any kind of securities, patents and pertaining licenses as well as to sell, transfer, exchange or otherwise, to enhance in value such securities, patents and rights through any person and in any manner whatsoever, and to afford to companies in which it has an interest any assistance, loans, advances or guarantees.

The Company may raise money in order to finance its activities through the private or public issue of loans, notes, bonds, debentures or other similar instruments or equity certificates denominated in any currency (and may pledge part or all of its assets to secure any money so raised).

In a general way, the Company may carry out any operations which it may deem useful for the accomplishment of its corporate object, remaining always within the limits established by the law of July 31, 1929 and subsequent amendments, to the effect that the Company may not carry on directly any industrial activity or maintain a commercial establishment open to the public.

Article 3. Registered Office. The registered office is established in Luxembourg-City.

The registered office may be transferred within the same locality by decision of the Board of Directors.

The Board of Directors may establish branches or offices abroad.

Whenever there shall occur or be imminent extraordinary political, economic or social developments of any kind likely to jeopardize the normal functioning of the registered office or easy communication between such office and the outside world, the registered office may be declared temporarily, and until the complete termination of such unusual conditions, transferred abroad, without affecting the nationality of the Company, which, notwithstanding such temporary transfer of the registered office, shall remain that of Luxembourg. Such declaration of transfer of the registered office shall be made and brought to the knowledge of third parties by one of the executive bodies of the Company authorized to bind it for acts of current and daily management.

Article 4. Duration. The Company shall be constituted for an unlimited duration.

Title II.- Share Capital

Article 5. Share Capital. The share capital of the Company is set at one billion one hundred and eighty million five hundred and thirty six thousand eight hundred and thirty US dollars (USD 1,180,536,830), represented by one billion one hundred and eighty million five hundred and thirty six thousand eight hundred and thirty (1,180,536,830) shares with a par value of one US dollar (USD 1) per share.

The authorized capital of the Company shall be two billion five hundred million US dollars (USD 2,500,000,000.-), including the issued share capital, represented by two billion five hundred million (2,500,000,000) shares with a par value of one US dollar (USD 1.-) per share.

The board of directors is authorized for a period of five (5) years from the date of the publication to increase the issued share capital in whole or in part from time to time, through issues of shares within the limits of the authorized capital. In connection with such increases of capital, the shares shall be issued for compensation in cash or, subject to applicable provisions of law, in kind at a price or, if shares are issued by way of incorporation of reserves, at an amount, which shall not be less than the par value and may include such issue premium as the board of directors shall decide.

The board of directors may authorize any director, manager or other person to accept subscriptions and direct payment in cash or in kind of the price of shares being whole or part of such increases of capital. Whenever the board of directors shall have any such increase of capital recorded in the form required by law, it shall have the amendment of this article as a result thereof recorded. Any such issue of shares shall be effected while reserving to holders of shares the preferential right to subscribe for such newly issued shares, except: (a) in circumstances in which the shares are issued for a consideration other than money;

(b) with respect to shares issued as compensation to directors, officers, agents, or employees of the company, its subsidiaries or affiliates, and (c) with respect to shares issued to satisfy conversion or option rights created to provide compensation to directors, officers, agents, or employees of the corporation, its subsidiaries or affiliates.

Any shares to be issued for the purposes set forth in (b) and (c) shall not exceed 1.5% of the issued capital of the Company.

Each share entitles the holder thereof to cast one vote at any shareholders’ meeting.

The board of directors may authorize the issuance of bonds which may be but are not required to be, convertible into registered shares, in such denominations and payable in such monies as it shall determine in its discretion. The board of directors shall determine the type, price, interest rates, terms of issuance and repayment and any other conditions for such issues. A register of registered bonds shall be held at the registered office of the Company.

Article 6. Shares. The shares shall be in registered form. The board of directors may issue registered share certificates.

The shares may be entered without serial numbers into fungible securities accounts with financial institutions or other professional depositaries. The shares held in deposit or on an account with such financial institution or professional depositary shall be recorded in an account opened in the name of the depositor and may be transferred from one account to another, whether such account is held by the same or a different financial institution or depositary. The depositor whose shares are held through such fungible securities accounts shall have the same rights and obligations as if his shares were recorded in the registered share register of the Company.

Transfer of registered shares, carried in the registered share register and which are not held through fungible securities accounts, shall be effected by a written declaration of transfer signed by the transferor and the transferee or by their attorneys. The board of directors may accept and enter in the register a transfer on the basis of any appropriate document(s) recording the transfer between the transferor and the transferee.

For the exercise of rights against it as well as for the exercise of rights to vote at general meetings and all rights conferred upon the shareholders, the Company shall recognize only one single owner per share. If there are several owners of a share, the company shall be entitled to suspend the exercise of the rights attached thereto until one person is designated as being the owner of such share with regard to the Company or until a single representative of the owners representing them towards the Company has been appointed.

The rights and obligations attached to any share shall pass to any transferee thereof.

All communications and notices to be given to a registered shareholder shall be deemed validly made to the latest address communicated by the shareholder to the Company.

Article 7. Changes of Share Capital. The subscribed and the authorized capital of the Company may be increased or reduced by decision of the shareholders in general meeting whose resolutions shall be taken in the manner required for the amendment of the Articles.

Title III.- Management, Supervision

Article 8. Board of Directors. The Company shall be managed by a board of directors consisting of a minimum of three (3) members and a maximum of fifteen (15) members appointed by the general meeting. In case the shares of the Company are listed on a regulated market, the minimum number of directors shall be five (5). The terms of their office shall not exceed one (1) year; they may be reappointed and dismissed at any time, with or without cause.

In the case of a vacancy in any position as director, the remaining directors shall have the right to temporarily fill such vacancy by a majority vote; in such case the next general meeting shall be called upon to ratify such election.

Any director elected in replacement of another, whose term of office has not expired, shall complete the term of office of the director whom he replaces.

Article 9. Procedure. The board of directors shall elect a chairman from among its members and, if considered appropriate, one or several vice-chairmen and shall determine the period of their office, not exceeding their appointment as director.

The board of directors shall meet as often as required by the interests of the Company and at least four (4) times per year, upon notice by the chairman or by two (2) directors, either at the registered office or at any other place indicated in the notice, under the chairmanship of the chairman or, if the latter is prevented from attending, under the chairmanship of the (any) vice-chairman or of the director chosen among his colleagues.

The board of directors may deliberate and act validly only if a majority of its members in office are present in person or by proxy.

Board of directors meetings can be validly held by means of telephonic conference call, video conference or any other means genuinely allowing for the participation, interaction and intercommunication of the attending directors.

Any director who is prevented or absent may give a proxy in writing, telegram or facsimile, to one of his colleagues on the board to represent him at the meetings of the board and to vote in his place and stead.

All decisions shall be taken by a majority of votes of those present or represented; in case of a tie the chairman has a casting vote.

Written decisions, signed by all the directors, are proper and valid as though they had been taken at a meeting of the board of directors duly convened and held. Such a decision can be documented by several separate instruments having the same tenor, each signed by one or more directors.

The Board of Directors may appoint a secretary and one or more assistant secretaries and determine their responsibilities, powers and authorities. These secretaries and assistant secretaries need not be members of the Board of Directors.

Article 10. Minutes of the Board. The proceedings of the board of directors shall be set forth in minutes signed by the chairman of the meeting and the secretary, or by the majority of persons present at the meeting. The proxies shall be annexed thereto.

Copies of these minutes, or excerpts thereof, as well as any other document of the Company, shall be certified by two (2) directors or by the secretary of the board of directors or by any assistant secretary.

Article 11. Powers. The board of directors is invested with the broadest powers to act on behalf of the Company and accomplish or authorize all acts and transactions of management and disposal which are within its corporate purpose and which are not specifically reserved to the general meeting.

The Company will be bound by the joint signature of two directors or the sole signature of any persons to whom such signatory power shall be delegated by the board of directors.

The board of directors is invested with the power to interpret and apply the present Articles of Association and to issue guidelines and rules for that purpose.

Within the limits of applicable law, the board of directors may: 1. delegate to one or more persons, whether or not members of the board of directors, the powers necessary to carry out its decisions and to provide day-to-day management; provided that the approval of material transactions with related parties shall not be delegated and the opinion of the Audit Committee on such material transactions shall be taken into consideration prior to their approval by the board of directors;

2. confer to one or more persons, whether or not members of the board of directors, the powers deemed to be appropriate for the general technical, administrative and commercial management of the Company;

3. constitute an Audit Committee, made up by directors, determining its function and authority;

4. constitute any committee, the members of which may be selected either from among the directors or outside thereof, and determine their functions and authority.

The board may authorize all substitutions in the powers it may confer or has conferred.

In case the shares of the Company are listed on a regulated market, the Company shall have an Audit Committee composed of three members, two of which, at least, shall qualify as Independent Directors. The members of the Audit Committee shall not be eligible to participate in any incentive compensation plan for employees of the Company or any of its subsidiaries. The Audit Committee shall (I) assist the board of directors in fulfilling its oversight responsibilities relating to the integrity of the financial statements of the Company, the Company’s system of internal controls and the independence and performance of the Company’s internal and independent auditors. It shall also perform the other duties entrusted to it by the board of directors, particularly as regards relations with the independent auditor and (II) review material transactions between the Company or its subsidiaries with related parties to determine whether their terms are consistent with market conditions or are otherwise fair to the Company and its subsidiaries. To that end, (A) the term «material» shall mean (a) any transaction, or series of transactions within the period of one year prior to the determination, by which the Company or any of its subsidiaries would be required to pay or would receive aggregate sums in excess of 1.5% of the Company’s consolidated net sales made in the fiscal year preceding the year on which the determination is made or (b) any corporate reorganization transaction (including a merger, spin-off or bulk transfer of a business) affecting the Company or any of its subsidiaries for the benefit of or involving also a related party;

and (B) the term «related party» shall mean any of the following persons in relation to the Company or the subsidiaries of the Company: (i) a member of the board of directors of the Company or of any of the subsidiaries; (ii) any company or person that controls directly or indirectly the Company or is a member of the board of directors of a company controlling directly or indirectly the Company; (iii) any company or person that holds a significant interest in the equity of the Company or of a subsidiary of the Company; (iv) spouses, parents, siblings or relatives up to the third degree of any person referred to in (i), (ii) or (iii); and (v) companies in whose equity the persons referred in (i) and (iii) hold a significant interest.

The board of directors shall appoint one of the members of the Audit Committee as its Chairman. The Audit Committee shall report to the board of directors on its activity and the adequacy of the internal control system at least every six months, at the time the annual and semi-annual accounts are approved.

For the purpose of the present Articles of Association, the term «Independent Director» shall mean a director who: (i) is not, and has not been employed by the Company or its subsidiaries in an executive capacity, within the five years immediately prior to the annual meeting at which the nominees of the board of directors will be voted upon;

(ii) is not a person that directly or indirectly controls the Company and is not a member of the board of directors of a company controlling directly or indirectly the Company;

(iii) has not (and is not affiliated with a company or a firm that has) a significant business relationship with the Company, its subsidiaries or the person that directly or indirectly controls the Company;

(iv) is not, and has not been affiliated with or employed by a (present or former) auditor of the Company, its subsidiaries or the person that directly or indirectly controls the Company, within the five years immediately prior to the annual meeting at which the nominees of the board of directors will be voted upon;

(v) is not a spouse, parent, sibling or relative up to the third degree of any person above described from (i) to (v).

Article 12. Directors’ Remuneration. The remuneration of the board of directors will be decided by the general meeting.

The Company shall, to the fullest extent permitted by Luxembourg law, indemnify any director or officer, as well as any former director or officer, against all costs, charges and expenses, reasonably incurred by him in connection with the defense or settlement of any civil, criminal or administrative action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, if (i) he acted honestly and in good faith, and (ii) in the case of criminal or administrative proceedings, he had reasonable grounds for believing that his conduct was lawful. Notwithstanding the foregoing, the current or former director or officer will not be entitled to indemnification in case of an action, suit or proceeding brought against him by the Company or in case he shall be finally adjudged in an action, suit or proceeding to be liable for gross negligence, wilful misconduct, fraud, dishonesty or any other criminal offence. Furthermore, in case of settlement, the current or former director or officer will only be entitled to indemnification hereunder, if he settles such action, suit or proceeding in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company and if notice of the intention of settlement of such action, suit or proceeding is given to the Company at least 10 business days prior to such settlement.

Article 13. Auditors. The annual accounts of the Company shall be audited by one or more independent auditors, appointed by the general meeting of shareholders among the members of the Institute of Independent Auditors (Institut des réviseurs d’entreprises). The general meeting shall determine their number and the term of their office which shall not exceed one (1) year. They may be reappointed and dismissed at any time.

As a result of the preceding and by application of article 256(3) of the Luxembourg law governing commercial companies, the office of the statutory auditor (commissaire) is eliminated.

Title IV.- General Meetings

Article 14. Powers. The general meeting, duly constituted, represents all of the shareholders. It has the broadest powers to carry out or ratify acts of concern to the Company.

Article 15. Date and Place. The annual general meeting shall meet each year ipso jure in the city of Luxembourg at the place indicated in the notices for meeting on the first Wednesday of June at 11.00 a.m. If said day is a legal or banking holiday, the meeting shall be held on the following business day.

The general meetings, including the annual general meeting, may be held in a foreign country whenever there occur circumstances of force majeure as determined by the board of directors in its discretion. In such event, the terms and conditions necessary to provide proper deliberations and publications will continue to be those provided for by the laws of Luxembourg.

Article 16. Notices of Meeting. The board of directors shall convene all general meetings.

The notices for any ordinary or extraordinary general meeting shall contain the agenda, the hour and the place of the meeting and shall be made by notices published twice (2) at least at ten (10) days interval and ten (10) days before the meeting in the Mémorial C, Recueil des Sociétés et Associations (Luxembourg Official Gazette) and in a leading newspaper having general circulation in Luxembourg. In case the shares of the Company are listed on a foreign regulated market, the notices shall, in addition, (subject to applicable regulations) either (i) be published once in a leading newspaper having general circulation in the country of such listing at the same time as the first publication in Luxembourg or (ii) follow the market practices in such country regarding publicity of the convening of a general meeting of shareholders.

The Company shall not be obliged to send notices by registered or ordinary mail to the holders of its Shares.

Article 17. Admission. Shall be admitted to the general meetings, any shareholder who holds one or more share(s) of the Company on the fifth (5th) calendar day preceding the general meeting (the «Record Date»). Shareholders who have sold their shares between the Record Date and the date of the general meeting, must not attend or be represented at such meeting. In case of breach of such prohibition, criminal sanctions may apply.

In case of shares held through fungible securities accounts, as described in Article 6 of these Articles of Association, each shareholder may exercise all rights attached to his share(s) and in particular participate in and vote at the shareholders’ meeting of the Company, upon presentation of a certificate issued by the financial institution or professional depositary holding the shares, certifying the number of shares recorded in the relevant account on the Record Date.

Such certificate must be filed at least five (5) days before the meeting with the Company at its registered address or at the address included in the convening notice or, in case the shares of the Company are listed on a foreign regulated market, with an agent of the Company located in the country of the listing and designated in the convening notice. In the event that the shareholder votes through proxy, the latter has to deposit his proxy within the same period of time at the registered office of the Company or with any local agent of the Company, duly authorized to receive such proxies.

The board of directors and the shareholders’ meeting may, if it deems it advisable, reduce these periods of time for all shareholders and admit all shareholders (or their proxies) who have filed the appropriate documents to the general meeting irrespective of these time limits.

Article 18. Procedure. Every general meeting will be presided over by the chairman pro tempore appointed by the general meeting. The general meeting will appoint a scrutineer who shall keep the attendance list.

The board of the general meeting so constituted shall designate the secretary.

Irrespective of the agenda, the board of directors may adjourn any ordinary or extraordinary general meeting in accordance with the formalities and time limits stipulated for by law.

Article 19. Vote and Minutes. Resolutions at ordinary general meetings will be passed by majority vote, irrespective of the number of shares present or represented.

Extraordinary general meetings shall not validly deliberate on proposed amendments to the Articles of Association unless at least half of the share capital is present or represented. Resolutions as to amendments of the Articles of Association shall be voted if approved by a two-thirds majority of votes of the shareholders present or represented.

If the required presence quorum is not met, a second meeting may be convened by means of notices published twice, at twenty (20) days interval at least and twenty (20) days before the meeting in the Mémorial, Recueil des Sociétés et Associations, two newspapers having general circulation in Luxembourg and, in case the shares of the Company are listed on a foreign regulated market, the notices shall in addition be published once in a leading newspaper having general circulation in the country of such listing at the same time as the first publication in Luxembourg. The second meeting shall validly deliberate regardless of the quorum present or represented. Resolutions, in order to be adopted, must be carried by a two thirds majority of the votes of the shareholders present or represented.

The nationality of the Company may be changed and the commitments of its shareholders may be increased only with the unanimous consent of all the shareholders and bondholders, if any.

Minutes of the general meetings shall be signed by the members of the board of the meeting. Copies or excerpts of the minutes to be produced in court or elsewhere shall be signed by two (2) directors or by the secretary of the board of directors or by any assistant secretary.

Title V.- Financial Year, Distribution of Profits

Article 20. Financial Year. The financial year will run from the first (1st) of January of each year until the thirty-first (31st) of December of the same year.

Each year, the management will cause an inventory to be drawn up with current and fixed assets together with all debts and liabilities of the Company, accompanied by an annex containing a summary of all corporate commitments and all debts of the directors towards the Company.

The management will prepare the balance sheet, the profit and loss statement and the notes to the accounts and remit those documents within the legal time limit to the auditors.

Twenty (20) days before the general meeting, the shareholders may take cognizance at the registered office of the annual accounts and the report of auditor(s).

Article 21. Distribution of profits. The surplus after deduction of charges and amortizations represents the net profit at the disposal of the general meeting for free allocation.

The board of directors may initiate dividend instalments in accordance with applicable provisions of law.

Dividends decided by the general meeting as well as dividend instalments for the current financial year decided by the board of directors in accordance with the law, are paid at the periods and places fixed by the board of directors.

The payment of the dividends to a depositary having as principal activity the operation of a settlement system in relation to transactions on securities, dividends, interest, matured capital or other matured monies of securities or of other financial instruments being handled through the system of such depositary, discharges the Company. Said depositary shall distribute these funds to his depositors according to the amount of securities or other financial instruments recorded in their name.

Title VI.- Appraisal rights

Article 22. Appraisal rights.

(A) In case the general meeting approves (i) the de-listing of the Company’s shares from all regulated markets where the Company’s shares are listed at that time (ii) consummation of a merger in which the Company is not the surviving person (unless the shares or other equity securities of such person are listed in the New York or London stock exchanges);

(iii) consummation of a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company; (iv) amendment of the articles of association that has the effect of changing materially the Company’s corporate purpose; (v) relocation of the Company’s domicile outside of the Grand Duchy of Luxembourg; (vi) amendments to the Articles of Association that restrict the rights of the shareholders, dissenting or absent shareholders shall have the right to have their shares purchased by the Company at (a) the average market value of the ninety (90) calendar days preceding the general meeting or (b) in the event that the shares of the Company are not traded in any regulated market, the amount that results from applying the proportion of the Company’s equity that the shares being sold represent over of the Company’s net worth on the day of the general meeting. The Company must consummate the purchase in this clause (a) of this Article within six (6) months following the date of the general meeting. Dissenting or absent shareholders must present their claim within one (1) month following the date of the general meeting and supply the Company with evidence of their share holding at the date of the general meeting. Shareholders which voted in favor of the relevant resolution are not entitled to the right provided in this article.

(B) In case the general meeting approves the de-listing from one or more, but not all, of the regulated markets where the Company’s shares are listed, only dissenting or absent shareholders with shares held through participants in the local clearing system for that market at the earlier of (i) the date of the public announcement by the Company of the intention to make the de-listing or (ii) the date of the publication of the call for the general meeting that approved such de-listing will be entitled to have their shares repurchased by the Company in accordance with clause (a) of this Article.

Dissenting or absent shareholders must present their claim within one (1) month following the date of the general meeting and supply the Company with evidence of their share holding at the earlier of (i) the date of the public announcement by the Company of the intention to make the de-listing or (ii) the date of the publication of the call to the general meeting.

Shareholders which voted in favor of the relevant resolution are not entitled to this appraisal right.

(C) Article 49-3(1)(d) of the Luxembourg law governing commercial companies shall apply in case the shareholders exercise their appraisal right.

Title VII.- Dissolution, Liquidation

Article 23. Dissolution. The board of directors may, at any time, propose to the extraordinary general meeting the dissolution of the Company.

Article 24. Liquidation. Upon the dissolution of the Company, the liquidation shall be effected by one or more liquidators, natural persons or legal entities, appointed by the general meeting, which shall determine their powers and their remuneration.

Title VIII.- General Previsions

Article 25. Applicable law. All points not covered by the present Articles of Association shall be governed by Luxembourg law.

PREVAILING VERSION - VERSION PREPONDERANTE

The present Articles of Association are worded in English followed by a French translation. In case of discrepancy between the English and the French text, the English version will prevail.

Les présents statuts sont rédigés en langue anglaise suivi d’une version française. En cas de divergences entre le texte anglais et le texte français, le texte anglais fera foi.

TRADUCTION FRANCAISE DU TEXTE OUI PRECEDE

Titre 1. Dénomination et forme juridique, objet social, siège social, durée

Article 1er. Dénomination et forme juridique. TENARIS S.A. est une société anonyme holding régie par les présents statuts et par les lois et règlements du Grand-Duché de Luxembourg régissant les sociétés commerciales et les sociétés holding, et plus spécifiquement par les lois du 10 août

1915 et du 31 juillet 1929, telles que ces lois ont été modifiées par toutes lois et tous règlements subséquents.

Article 2. Objet social. L’objet de la Société est tout activité directement ou indirectement liée à la prise de participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises ou étrangères ou dans d’autres entités commerciales, l’administration, la gestion, le contrôle et le développement de celles-ci.

La société peut utiliser ses ressources pour organiser, gérer, valoriser et liquider un portefeuille comprenant toutes sortes de titres, de brevets et de licences y relatives, pour participer à l’organisation, au développement et au contrôle de toutes entités commerciales, pour acquérir par voie de contribution de capital, de souscription, de participation, d’option, d’achat ou de toute autre manière, toutes sortes de titres, de brevets et de licences y relatives, ainsi que pour vendre, céder, échanger ou d’une autre manière, pour valoriser de tels titres, brevets et droits par l’intermédiaire de toute personne et sous quelque forme que ce soit, et d’offrir aux sociétés dans lesquelles elle détient un intérêt, toutes assistances, tous prêts, avances ou garanties.

La Société peut lever des fonds en vue de financer ses activités au travers de l’émission, privée ou publique, d’emprunts, d’obligations, de titres obligataires, d’instruments de dette ou de tous autres instruments similaires ou de certificats d’actions libellés en n’importe quelle devise (et elle peut mettre en gage tout ou partie de ses actifs pour garantir les fonds ainsi levés).

D’une manière générale, la Société peut exercer toutes sortes d’opérations qu’elle estime utile en vue de l’accomplissement de son objet social, tout en respectant les limites établies par la loi du 31 Juillet 1929 et de toutes modifications subséquentes y relatives, avec pour conséquence que la Société ne peut directement exercer aucune activité industrielle ou maintenir un établissement commercial ouvert au public.

Article 3. Siège social. Le siège social est établi à Luxembourg-Ville.

Le siège social peut être transféré à l’intérieur de la même localité par décision du conseil d’administration.

Le conseil d’administration peut ouvrir des succursales ou des bureaux à l’étranger.

Lorsque apparaissent ou sont imminents des développements politiques, économiques ou sociaux extraordinaires de quelque sorte que se soit et qui sont de nature à mettre en péril le fonctionnement normal du siège social ou la communication aisée entre un tel siège et le monde extérieur, le siège social peut être déclarée temporairement transférée à l’étranger jusqu’à la disparition complète de ces conditions extraordinaires, sans que soit altérée la nationalité de la Société qui, nonobstant un tel transfert temporaire du siège social, restera luxembourgeoise. Une telle déclaration de transfert du siège social sera faite et portée à la connaissance des parties tierces par un des membres des organes exécutifs de la Société autorisés à l’engager par des actes de gestion courante et quotidienne.

Article 4. Durée. La Société est constituée pour une durée illimitée.

Titre II.- Capital social

Article 5. Capital social. Le capital social de la Société est fixé à un milliard cent quatre-vingts millions cinq cent trente-six mille huit cent trente US dollars (USD 1.180.536.830), représenté par un milliard cent quatre-vingts millions cinq cent trente-six mille huit cent trente (1.180.536.830) actions nominatives ayant une valeur nominale de un US dollar (USD 1) chacune”.

Le capital autorisé de la Société est fixé à deux milliards cinq cent millions d’US dollars (USD 2.500.000.000,-), comprenant le capital social émis, représenté par deux milliards cinq cent millions (2.500.000.000) d’actions d’une valeur nominale d’un US dollars (USD 1,-) par action.

Le conseil d’administration est autorisé pendant une période de cinq (5) ans à partir de la date de publication à augmenter le capital social émis en tout ou en partie et à tout moment, par des émissions d’actions dans les limites du capital autorisé. Relativement à de telles augmentations de capital, les actions seront émises contre paiement en cash ou, conformément aux dispositions applicables de la loi, en nature à un prix ou, dans le cas où les actions sont émises par la voie d’incorporation de réserves, à un montant qui ne sera pas moindre que la valeur nominale et qui peut inclure une prime d’émission telle que décidée par le conseil d’administration. Le conseil d’administration peut autoriser tout administrateur,

gérant ou tout autre personne à accepter des souscriptions et à ordonner le paiement, en numéraire ou en nature, du prix des actions constituant tout ou partie de telles augmentations de capital. Dès que le conseil d’administration aura procédé à de telles augmentations de capital dans la forme requise par la loi, il procédera en conséquence à la constatation de la modification du présent article. Chacune de ces émissions d’actions sera effectuée en permettant aux détenteurs des actions d’exercer leur droit préférentiel de souscription pour ces nouvelles actions émises, à l’exception: (a) de circonstances selon lesquelles les actions sont émises à la suite d’un apport autre qu’en numéraire;

(b) d’actions émises à titre de rémunération aux administrateurs, directeurs, agents ou employés de la Société, de ses filiales ou sociétés apparentées, et (c) d’actions émises afin de satisfaire aux droits de conversion ou d’option créés pour la rémunération des administrateurs, directeurs, agents ou employés de la Société, de ses filiales ou sociétés apparentées.

Toutes actions émises dans les cas visés aux (b) et (c) ne doivent pas excéder 1,5% du capital social de la Société.

Chacune des actions donne droit à son détenteur à une voix à toute assemblée d’actionnaires.

Le conseil d’administration peut autoriser l’émission d’obligations qui peuvent, mais ne doivent pas, être convertibles en actions nominatives, dans n’importe quelles dénominations et payables dans n’importe quelle devise telle qu’il déterminera de façon discrétionnaire. Le conseil d’administration déterminera la nature, le prix, le taux d’intérêt, les délais d’émission et de remboursement et toutes autres conditions pour de telles émissions. Un registre des obligations nominatives sera tenu au siège social de la Société.

Article 6. Actions. Les actions seront nominatives. Le conseil d’administration peut émettre des certificats d’actions nominatives.

Les actions peuvent être inscrites sans matricules dans des comptes de titres fongibles ouverts auprès d’institutions financières ou d’autres dépositaires professionnels. Les actions détenues en dépôt ou sur un compte auprès d’une telle institution financière ou d’un tel dépositaire professionnel seront inscrites sur un compte ouvert au nom du déposant et peuvent être transférées d’un compte à un autre, que ce compte soit détenu par une la même ou une autre institution financière ou dépositaire professionnel. Le déposant dont les actions sont détenues sur de tels comptes de titres fongibles auront les mêmes droits et obligations que si ses actions étaient inscrites au registre d’actions nominatives de la Société.

Le transfert des actions nominatives, porté au registre d’actions nominatives et qui ne sont pas détenues sur des comptes de titres fongibles, sera réalisé par une déclaration écrite de transfert signée par le cédant et le cessionnaire ou par leurs mandants. Le conseil d’administration peut accepter et inscrire dans le registre un transfert sur base de tout document(s) approprié(s) constatant le transfert entre le cédant et le cessionnaire.

Pour l’exercice des droits à son encontre ainsi que pour l’exercice des droits de vote aux assemblées générales et de tous droits octroyés aux actionnaires, la Société ne reconnaîtra qu’un seul et unique propriétaire par action. S’il existe plusieurs propriétaires d’une action, la Société aura le droit de suspendre l’exercice de tous les droits y attachés jusqu’à ce qu’une personne ait été désignée comme étant propriétaire de cette action à l’égard de la Société ou jusqu’à ce qu’un seul représentant des propriétaires ait été nommé pour les représenter à l’égard de la Société.

Les droits et obligations attachés à toute action se transmettront à tout cessionnaire.

Toutes communications et notifications devant être faites aux actionnaires nominatifs seront considérées comme valablement faites à la dernière adresse communiquée par l’actionnaire à la Société.

Article 7. Modification du capital social. Le capital souscrit et autorisé de la Société peuvent être augmentés ou diminués par décision des actionnaires en assemblée générale dont les décisions seront prises de la façon requise pour modifier les Statuts.

Titre III.- Administration, Surveillance

Article 8. Conseil d’administration. La Société sera gérée par un conseil d’administration comprenant un minimum de trois (3) et un maximum de quinze (15) membres nommés par l’assemblée générale. En case de cotation des actions de la société sur un marché réglementé, le nombre minimum

d’administrateurs sera de cinq (5). La durée de leur mandat ne pourra excéder un (1) an; ils peuvent être réélus ou révoqués à tout moment, avec ou sans motifs.

En cas de vacance d’un poste d’administrateur, les administrateurs restants auront le droit de pourvoir temporairement à une telle vacance par un vote pris à la majorité; dans ce cas, il sera demandé à la prochaine assemblée générale de ratifier une telle nomination.

Tout administrateur élu en remplacement d’un autre, dont la durée du mandat n’est pas expirée, terminera le terme du mandat de l’administrateur qu’il remplace.

Article 9. Procédure. Le conseil d’administration élira un président parmi ses membres et, si il est jugé opportun, un ou plusieurs vice-présidents et il déterminera le terme de leur mandat, ce dernier ne pouvant excéder leur nomination en tant qu’administrateur.

Le conseil d’administration se réunira aussi souvent que les intérêts de la Société l’exigent et au moins quatre (4) fois par an, sur convocation du président ou de deux (2) administrateurs, soit au siège social ou à tout autre endroit indiqué dans la convocation, sous la présidence du président ou, si ce dernier est empêché, sous la présidence du ou de tout vice-président ou d’un administrateur choisi parmi ses collègues.

Le conseil d’administration ne peut délibérer et agir valablement que si une majorité de ses membres en fonction est présente en personne ou est représentée.

Les réunions du conseil d’administration peuvent être valablement tenues au moyen de conférences téléphoniques, vidéoconférences, ou tous autres moyens permettant une véritable participation, interaction et intercommunication des administrateurs qui y assistent.

Tout administrateur qui est empêché ou absent peut donner mandat par écrit, télégramme ou télécopie à un de ses collègues du conseil afin de se faire représenter aux réunions du conseil et de voter à sa place.

Toutes décisions seront prises à la majorité des voix des administrateurs présents ou représentés ; en cas d’égalité de vote, le président a une voix prépondérante.

Les décisions circulaires, signées par tous les administrateurs, ont la même valeur que si elles avaient été prises lors d’une réunion du conseil d’administration dûment convoquée et tenue. Une telle décision peut être documentée par plusieurs instruments séparés ayant la même teneur, chacun signé par un ou plusieurs administrateurs.

Le conseil d’administration peut nommer un secrétaire et un ou plusieurs secrétaires-assistants et décide sur leurs responsabilités, pouvoirs et autorités. Ces secrétaire et secrétaires assistants n’ont pas besoin d’être des administrateurs.

Article 10. Procès verbaux du conseil. Les décisions du conseil d’administration seront consignées dans des procès-verbaux signés par le président de la réunion et le secrétaire, ou par la majorité des personnes présentes à la réunion. Les procurations y seront rattachées.

Copies des extraits de ces procès-verbaux seront certifiées par deux (2) administrateurs ou par le secrétaire du conseil ou par une des secrétaires assistants.

Article 11. Pouvoirs. Le conseil d’administration est investi des pouvoirs les plus larges pour agir au nom de la Société et pour accomplir ou autoriser tous actes et toutes opérations d’administration et de disposition qui font partie de son objet social et qui ne sont pas spécifiquement réservés à l’assemblée générale.

La Société sera engagée par la signature collective de deux administrateurs ou la seule signature de toute(s) personne( s) à laquelle (auxquelles) pareils pouvoirs de signature auront été délégués par le conseil d’administration.

Le conseil d’administration est investi du pouvoir d’interpréter et de mettre en oeuvre les présents statuts et d’émettre des lignes directrices et des règles à cet effet.

Dans les limites de la loi applicable, le conseil d’administration peut: 1. déléguer à une ou plusieurs personnes, qu’elles soient membres ou non du conseil d’administration, les pouvoirs nécessaires pour mettre en oeuvre ses décisions et pour pourvoir à la gestion journalière; à condition que

l’approbation de transactions matérielles avec des parties liées ne soit pas déléguée et que l’avis du Comité d’Audit sur ces transactions matérielles soit pris en compte préalablement à leur approbation par le conseil d’administration;

2. accorder à une ou plusieurs personnes, qu’elles soient membres ou non du conseil d’administration, les pouvoirs considérés comme appropriés pour la gestion technique, administrative et commerciale de la Société;

3. constituer un Comité d’Audit, composé d’administrateurs, déterminer sa fonction et son pouvoir;

4. constituer tout comité dont les membres peuvent être choisis parmi les administrateurs ou non, et déterminer leur fonctions et pouvoirs.

Le conseil peut autoriser toutes substitutions dans les pouvoirs qu’il peut accorder ou a accordé.

Dans le cas où les actions sont cotées sur un marché réglementé, la Société sera pourvue d’un Comité d’Audit composé de trois membres, dont deux, au moins, seront des Administrateurs Indépendants. Les membres du Comité d’Audit n’auront pas le droit de participer à un système quelconque de primes d’encouragement prévu pour les employés de la Société ou d’une de ses filiales. Le Comité d’Audit (I) assistera le conseil d’administration dans l’exécution de ses responsabilités de surveillance liées à l’intégrité des documents comptables de la Société, au système de contrôle interne de la Société et à l’indépendance et au travail des réviseurs d’entreprises et des comptables internes de la Société.

Il accomplira également les autres tâches que lui confiera le conseil d’administration, particulièrement celles concernant les relations avec le réviseur d’entreprises et (II) examinera les transactions matérielles entre la Société ou ses filiales et des parties liées afin d’évaluer si les conditions auxquelles elles sont conclues sont conformes au prix du marché ou sont équitables envers la Société et ses filiales. A ces fins, (A) l’expression «matérielle» désignera (a) toute transaction, ou série de transactions effectuées pendant une période de une année avant la détermination, en vertu de laquelle la Société ou toute filiale devrait opérer un paiement ou recevoir des montants s’élevant à plus de 1,5% des ventes nettes consolidées de l’années fiscale précédent celle durant laquelle la détermination sera prise ou (b) toute transaction de restructuration d’entreprise (y compris toute fusion, cession d’action ou apport d’une universalité) portant atteinte à la Société ou à ses filiales au profit ou en rapport également avec une partie liée; et (B) l’expression «partie liée» désignera toute personne visée ci-après en relation avec la Société ou les filiales de la Société: (i) tout membre du conseil d’administration de la Société ou de ceux de ses filiales; (ii) toute société ou personne contrôlant directement ou indirectement la Société ou étant membre du conseil d’administration d’une société contrôlant directement ou indirectement la Société; (iii) toute société ou personne détenant une participation importante dans la Société ou de toute filiale de la Société; (iv) conjoints, parents, fratries ou parents jusqu’au troisième degré de toute personne désignée au (i), (ii) ou (iii); et (v) toute société dont les personnes visées aux (i) et (iii) détiennent une participation importante.

Le conseil d’administration nommera un des membres du Comité d’Audit comme son Président. Le Comité d’Audit fera rapport au conseil d’administration de ses activités et du caractère adéquat du système de contrôle interne au moins tous les six mois, au moment où les comptes annuels et semi-annuels sont approuvés.

Pour les besoins des présents statuts, le terme «Administrateur Indépendant» signifie un administrateur qui: (i) n’est pas, et n’a pas été employé par la Société ou ses filiales en tant que membre exécutif, endéans les cinq ans précédant immédiatement l’assemblée annuelle à laquelle il sera voté sur les personnes candidates à l’élection du conseil d’administration;

(ii) n’est pas une personne qui contrôle directement ou indirectement la Société et n’est pas un membre du conseil d’administration d’une société contrôlant directement ou indirectement la Société;

(iii) n’a pas (et n’est pas lié à une société ou une entreprise qui a) une relation d’affaire significative avec la Société, ses filiales ou la personne qui contrôle directement ou indirectement la Société;

(iv) n’est pas, et n’a pas été liée à ou employée par un réviseur (actuel ou ancien) de la Société, de ses filiales ou de la personne qui contrôle directement ou indirectement la Société, endéans les cinq ans précédant immédiatement l’assemblée annuelle à laquelle il sera voté sur les personnes candidates à l’élection du conseil d’administration;

(v) n’est pas une épouse, un parent, un enfant des mêmes parents ou un membre de la famille jusqu’au troisième degré de toute personne décrite ci-avant aux points (i) à (v).

Article 12. Rémunération des administrateurs. La rémunération du conseil d’administration sera décidée par l’assemblée générale.

La Société, dans les limites admises par la loi luxembourgeoise, devra rembourser tout administrateur ou dirigeant, ainsi que tout ancien administrateur ou dirigeant, de tous coûts, charges et dépenses raisonnablement supportés par lui et liés à la défense ou à une transaction relative à toute action, poursuite ou procédure de nature civile, pénale ou administrative à laquelle il peut être partie en raison du fait d’être ou d’avoir été un administrateur ou un dirigeant de la Société, si (i) il a agit de manière honnête et de bonne foi, et (ii) en cas de procédure pénale ou administrative, il a eu de bonnes raisons de croire que sa conduite était légale. Sans préjudice de ce qui précède, l’actuel ou l’ancien administrateur ou dirigeant ne sera pas remboursé en cas d’action, poursuite ou procédure portée à son encontre par la Société ou au cas où il serait finalement jugé à l’occasion d’une action, poursuite ou procédure, comme étant responsable de négligence grave, de mauvaise gestion intentionnelle, fraude, malhonnêteté ou autre faute pénale. En outre, en cas de transaction, l’actuel ou l’ancien administrateur ou dirigeant ne pourra être en droit d’être remboursé en vertu du présent paragraphe que s’il transige ladite action, poursuite ou procédure de bonne foi et d’une manière qu’il estime raisonnablement être la plus conforme ou non contraire aux intérêts de la Société et si une notification de l’intention de transiger ladite action, poursuite ou procédure est faite à la Société au moins dix jours ouvrables avant une telle transaction.

Article 13. Commissaires. Les comptes annuels de la Société seront contrôlés par un ou plusieurs réviseurs d’entreprises, nommés par l’assemblée générale des actionnaires parmi les membres de l’Institut des réviseurs d’entreprises.

L’assemblée générale déterminera leur nombre et la durée de leur mandat qui n’excédera pas un (1) an. Ils peuvent être réélus ou révoqués à tout moment.

En conséquence de ce qui précède et par application de l’article 256(3) de la Loi luxembourgeoise concernant les sociétés commerciales, la fonction du commissaire est supprimée.

Titre IV.- Assemblées générales

Article 14. Pouvoirs. L’assemblée générale, régulièrement constituée, représente tous les actionnaires. Elle a les pouvoirs les plus larges pour faire ou ratifier tous les actes concernant la Société.

Article 15. Date et lieu. L’assemblée générale annuelle des actionnaires se tiendra ipso jure chaque année dans la ville de Luxembourg au lieu indiqué dans les avis de convocation de l’assemblée, le premier mercredi du mois de juin à 11.00 heures. Si ce jour est un jour férié légal ou un jour de congé bancaire, l’assemblée se tiendra le jour ouvrable qui suit.

Les assemblées générales, y inclus l’assemblée générale annuelle, peuvent être tenues dans un pays étranger lorsque surviennent des événements de force majeure tel que déterminés par le conseil d’administration de façon discrétionnaire. Dans un tel cas, les délais et les conditions nécessaires afin d’assurer la validité des délibérations et des publications continueront à être ceux prévus par les lois du Luxembourg.

Article 16. Convocation à l’assemblée. Le conseil d’administration convoquera les assemblées générales.

Les convocations de toute assemblée générale ordinaire ou extraordinaire contiendront l’ordre du jour, l’heure et le lieu de la réunion et seront faites par des avis publiés au moins deux (2) fois à dix (10) jours d’intervalle et dix (10) jours avant la réunion au Mémorial C, Recueil des Sociétés et Associations et dans un important journal ayant une diffusion élevée au Luxembourg. Dans le cas où les actions sont cotées sur un marché réglementé étranger, les convocations seront, en outre, (sujet aux réglementations applicables) soit (i) être publiées une fois dans un important journal ayant une diffusion élevée dans le pays d’une telle cotation au même moment que la première publication faite au Luxembourg soit

(ii) suivre la pratique du marché du même pays concernant la publication de convocations d’assemblée générale.

La Société ne doit pas envoyer des convocations par courrier recommandé ou ordinaire aux détenteurs de ses actions.

Article 17. Admission. Sera admis aux assemblées générales tout actionnaire qui détient une ou plusieurs actions de la Société au cinquième (5ième) jour calendrier précédant l’assemblée générale (la «Date d’Inscription»). Les actionnaires qui ont cédées leurs actions entre la Date d’Inscription et la date de l’assemblée générale, ne peuvent prendre part ou être représentés à une telle assemblée. En cas de violation d’une telle interdiction, des sanctions pénales peuvent s’appliquer.

En cas d’actions détenues au travers de comptes de titres fongibles, ainsi qu’il est décrit à l’Article 6 des présents statuts, chaque actionnaire peut exercer tous les droits attachés à son ou ses actions et, en particulier, peut prendre part et voter à l’assemblée des actionnaires de la Société, sur présentation d’un certificat émis par une institution financière ou un dépositaire professionnel détenant les actions, certifiant le nombre d’actions inscrites dans le compte en question à la Date d’Inscription. Un tel certificat doit être déposé au moins cinq (5) jours avant l’assemblée auprès de la Société à son adresse sociale ou à l’adresse prévue dans l’avis de convocation ou, au cas où les actions de la Société sont cotées sur un marché réglementé étranger, auprès d’un agent de la Société situé dans le pays de la cotation et désigné dans l’avis de convocation. Dans le cas où l’actionnaire vote par procuration, ce dernier doit déposer sa procuration endéans le même délai au siège social de la Société ou auprès d’un agent de la Société, dûment autorisé à réceptionner de telles procurations.

Le conseil d’administration et l’assemblée des actionnaires peuvent, si cela est jugé opportun, réduire de tels délais pour tous les actionnaires et admettre tous les actionnaires (ou leur mandataires) qui ont déposé les documents appropriés à l’assemblée générale sans égard à ces délais.

Article 18. Procédure. Chaque assemblée générale sera présidée par un président pro tempore nommé par l’assemblée générale. L’assemblée générale nommera un scrutateur qui tiendra la liste de présence.

Le bureau de l’assemblée générale ainsi constitué désignera le secrétaire.

Sans égard à l’ordre du jour, le conseil d’administration peut ajourner toute assemblée générale ordinaire ou extraordinaire conformément aux formalités et aux délais disposés par la loi.

Article 19. Votes et procès verbaux. Les résolutions des assemblées générales ordinaires seront prises par un vote à la majorité, sans égard au nombre d’actions présentes ou représentés.

Les assemblées générales extraordinaires ne pourront valablement délibérer sur ls modifications proposées aux Statuts à moins que la moitié du capital social soit présente ou représentée. Les résolutions relatives à des modifications des Statuts seront votées si elles sont approuvées par une majorité des deux tiers des votes des actionnaires présents ou représentés.

Si le quorum de présence requis n’est pas atteint, une deuxième assemblée peut être convoquée au moyen d’avis publiés deux fois, à vingt (20) jours d’intervalle et au moins vingt (20) jours avant l’assemblée au Mémorial C, Recueil des Sociétés et Associations, dans deux importants journaux ayant une diffusion élevée au Luxembourg et, dans le cas où les actions sont cotées sur un marché réglementé étranger, les convocations devront, en outre, être publiées une fois dans un journal important ayant une diffusion élevée dans le pays d’une telle cotation au même moment que la première publication faite au Luxembourg. La seconde assemblée délibérera valablement sans égard au quorum présent ou représenté. Les résolutions, afin d’être adoptées, doivent être approuvées par une majorité des deux tiers des votes des actionnaires présents ou représentés.

La nationalité de la Société ne peut être modifiée et les engagements des actionnaires ne peuvent être accrus que de l’accord unanime de tous les actionnaires et, le cas échéant, de tous les obligataires.

Les procès-verbaux des assemblées générales seront signés par les membres du bureau de l’assemblée. Les copies ou extraits des procès-verbaux devant être produits en justice ou partout ailleurs devront être signés par deux (2) administrateurs ou par le secrétaire du conseil ou par une secrétaire assistant.

Titre V.- Année sociale, Distribution de bénéfices

Article 20. Année sociale. L’année sociale commencera le premier (1er) janvier de chaque année et se terminera le trente et un (31) décembre de la même année.

Chaque année, la gérance fera dresser un inventaire contenant les actifs actuels et immobilisés ainsi que toutes les dettes et le passif de la Société, accompagné d’une annexe contenant un résumé de tous les engagements sociaux et de toutes les dettes des administrateurs envers la Société.

La gérance préparera le bilan, le compte de profits et pertes et l’annexe et remettront ces documents aux commissaires endéans le délai légal.

Vingt (20) jours avant l’assemblée générale, les actionnaires peuvent prendre connaissance au siège social de la société des comptes annuels et du rapport du ou des commissaires.

Article 21. Distribution des bénéfices. Le reliquat après déduction des charges et des amortissements représente le profit net mis à la disposition de l’assemblée générale pour une distribution libre.

Le conseil d’administration peut effectuer des versements d’acomptes sur dividendes en conformité avec les dispositions applicables de la loi.

Les dividendes décidés par l’assemblée générale, ainsi que les versements de dividendes pour l’année financière actuelle décidés par le conseil d’administration en conformité avec la loi, sont payés aux moments et aux lieux tels que déterminés par le conseil d’administration.

La Société est libérée par le paiement de dividendes fait à un dépositaire ayant comme principale activité la mise en oeuvre d’un système de compensation relatif à des opérations sur titres, dividendes, intérêts, capitaux échus ou autres intérêts échus de titres ou d’autres instruments financiers étant détenus au travers du système d’un tel dépositaire. Ce dépositaire distribuera ces fonds à ses déposants en fonction du montant des titres ou des autres instruments financiers inscrits en leur nom.

Titre VI.- Droits de sortie

Article 22. Droits de sortie.

(A) Dans le cas où l’assemblée générale approuve (i) la radiation de la cotation des actions de la Société de tous les marchés réglementés où les actions de la Société sont alors cotées, (ii) l’accomplissement d’une fusion dans laquelle la Société n’est pas l’entité qui survit (sauf à ce que les actions ou tout autre titre de participation coté de ladite entité soient cotées sur le marché boursier de New York ou de Londres); (iii) la réalisation de la vente, location, échange ou tout autre acte de disposition de tous ou presque tous les actifs de la Société; (iv) la modification des statuts ayant pour effet de un changement matériel de l’objet social de la Société; (v) la relocalisation de la domiciliation de la Société hors du Grand Duché du Luxembourg; (vi) la modification des statuts restreignant les droits des actionnaires, les actionnaires qui s’y sont opposés ou qui étaient absents auront le droit de faire acheter leurs actions par la Société (a) au prix moyen du marché des quatre-vingt-dix (90) jours calendriers précédant l’assemblée générale ou (b) dans l’hypothèse ou les actions de la Société ne seraient pas cotées sur un marché réglementé, au prix résultant du rapport entre la part dans le capital social représentée par les actions vendues et la valeur nette de la Société au jour de l’assemblée générale. La Société doit effectuer l’achat énoncé au (a) du présent article endéans les six (6) mois qui suivent la date de l’assemblée générale. Les actionnaires qui s’y sont opposés ou qui étaient absents doivent présenter leur requête dans le mois (1 mois) qui suit la date de l’assemblée générale et fournir à la Société la preuve de leur détention des actions à la date de l’assemblée générale. Les actionnaires qui ont voté en faveur de la résolution en question ne se verront pas attribués le droit énoncé au présent article.

(B) Dans le cas où l’assemblée générale approuve la radiation de la cotation d’un ou de plusieurs, mais pas de tous, marchés réglementés où les actions de la Société sont cotées, seuls les actionnaires qui s’y sont opposés ou qui étaient absents et détenant des actions par l’intermédiaire de participants au système de compensation local de ce marché au plus tôt de (i) la date de l’annonce publique par la Société de l’intention d’effectuer la radiation ou de (ii) la date de la publication de la convocation à l’assemblée générale qui a approuvée un telle radiation, auront le droit de faire racheter leurs actions par la Société conformément aux dispositions de la clause (a) du présent Article. Les actionnaires qui s’y sont opposés ou qui étaient absents doivent présenter leur requête dans le mois (1 mois) qui suit la date de l’assemblée

générale et fournir à la Société la preuve de leur détention d’actions au plus tôt de (i) la date de l’annonce publique par la Société de l’intention d’effectuer la radiation ou de (ii) la date de la publication de la convocation à l’assemblée générale.

Les actionnaires qui ont voté en faveur de la résolution en question ne se verront pas attribués ce droit de sortie.

(C) L’article 49-3(1)(d) de la loi luxembourgeoise concernant les sociétés commerciales s’appliquera au cas où les actionnaires exercent leur droit de sortie.

Titre VII.- Dissolution, Liquidation

Article 23. Dissolution. Le conseil d’administration peut à tout moment proposer à l’assemblée générale extraordinaire la dissolution de la Société.

Article 24. Liquidation. Suite à la dissolution de la Société, il sera procédé à la liquidation par les soins d’un ou de plusieurs liquidateurs qui pourront être des personnes physiques ou morales, nommés par l’assemblée générale qui déterminera leurs pouvoirs et leurs rémunérations.

Titre VIII.- Dispositions générales

Article 25. Loi applicable. Tous les points non prévus par les présents Statuts seront régis par la loi luxembourgeoise.

POUR COPIE CONFORME DES STATUTS COORDONNES à LA DATE DU 25 mai 2005, délivrée à la Société par Me Joseph ELVINGER, notaire à Luxembourg.

TRUE CERTIFIED COPY OF THE UPDATED & CONSOLIDATED ARTICLES OF INCORPORATION as at May 25, 2005, delivered to the Company by Maître Joseph ELVINGER, notary residing in Luxembourg.

Luxembourg, this June 10th, 2005

Luxembourg, le 10 Juin 2005